                               AMENDMENT NO. 1 TO
                               ------------------
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     This Amendment No. 1 to Agreement and Plan of Merger is entered into as of the 2nd day of September, 1998, by and among Articulate Systems, Inc., a Delaware corporation ("Target"), fonix corporation, a Delaware corporation ("Buyer"), and ASI Acquisition Corporation, a Utah corporation and wholly-owned subsidiary of fonix corporation ("Merger Sub"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     WHEREAS, Buyer, Merger Sub and Target have entered into a certain Agreement and Plan of Merger (the "Merger Agreement") dated as of July 31, 1998, pursuant to which Merger Sub will merge with and into Target and continue thereafter as the surviving corporation (the "Merger");

     WHEREAS, as set forth in Section 2.4(r) of the Merger Agreement, it is intended by the parties that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, and consistent with that intention, the parties desire to amend the Merger Agreement to provide that additional shares of capital stock of Buyer (in addition to that required under Section 2.4(e) of the Merger Agreement) will be issued upon the conversion of the Target Shares in the Merger;

     WHEREAS, Section 9.10 of the Merger Agreement permits the parties thereto, with the prior authorization of their respective Boards of Directors, to mutually amend any provision of the Merger Agreement prior to the Effective Time; and

     WHEREAS, the Board of Directors of each of Buyer, Merger Sub and Target have authorized such party to enter into this Amendment No. 1 to Agreement and Plan of Merger.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 2.4(e) of the Merger Agreement is amended in its entirety as follows:

          "(e) Conversion of Target Shares.
               ---------------------------

               (i) At and as of the Effective Time, and without any further action by any of the Target Stockholders, subject to Section 2.4(f), each outstanding Target Share shall be converted into the right to receive: (i) that number of validly issued, fully paid and nonassessable unregistered Buyer Shares ("Merger Shares") which equals the amount obtained by dividing (A) the quotient of (a) $11,800,000 divided by (b) the Closing Price, by (B) 2,916,093 (the "Exchange Ratio"),
                   (ii) cash in the amount of

          $13,200,000 divided by 2,916,093 (the "Cash Payment"), and (iii) .7057 additional unregistered Buyer Shares (the "Additional Merger Shares"). "Closing Price" shall mean $3.5427. No Target Share shall be deemed to be outstanding or to have any rights other than those rights set forth in this Section 2.4 after the Effective Time.

    (ii) At Closing, Buyer shall cause to be distributed to T. Ivan Mimica, as agent for the Target Stockholders (the "Agent"), a certificate or certificates representing all Additional Merger Shares. Such shares shall be beneficially owned pro rata by the Target Stockholders who receive Merger Consideration. Any cash dividends, dividends paid in stock declared with respect to the Additional Merger Shares, dividends payable in any other security or other distributions of any kind made in respect of the Additional Merger Shares shall be delivered to the Target Stockholders on a pro rata basis. Each Target Stockholder shall have voting rights with respect to the Additional Merger Shares held by the Agent, and the Target Stockholders by their approval of the Merger Agreement constitute and appoint the Agent, with full power of substitution, and authorize the Agent to represent and to vote the Additional Merger Shares in the Agent's reasonable discretion at any meeting of the stockholders of Buyer.

    (iii) During the ninety (90) day period following the Effective Date, Buyer upon written notice to the Agent shall be entitled to require the Additional Merger Shares to be exchanged (the "Exchange") for an equal number of shares of a new class of common stock of Buyer to be designated Class B Common Stock (the "Exchange Shares") as set forth in an amendment to Buyer's Certificate of Incorporation, the form of which is attached hereto Exhibit F (the "Charter Amendment"), provided that Buyer shall have obtained all requisite stockholder approval for the authorization and issuance of such Class B Common Stock, after which the Charter Amendment will be filed by Buyer with the Secretary of State of Delaware. Except as set forth in the Charter Amendment, the Class B Common Stock shall be identical in all respects to the Buyer Shares, which shall be redesignated along with all other outstanding shares of common stock of Buyer as Class A Common Stock under the Charter Amendment. In the Exchange, Buyer shall distribute the Exchange Shares directly to the Target Stockholders and the agency described above shall terminate. If Buyer shall not have obtained the requisite stockholder approvals and required the Exchange within the ninety (90) day period referenced above, then the Agent, at the sole cost and expense of

               Buyer, shall immediately distribute the Additional Merger Shares to the Target Stockholders on a pro rata basis.

          (iv) Buyer agrees to indemnify and hold the Agent harmless from and against any and all losses, damages, taxes, liabilities and expenses that may be incurred, directly or indirectly, by the Agent, arising out of or in connection with its acceptance of appointment as the Agent hereunder and/or the performance of its duties pursuant to this Agreement, including, but not limited to, all legal costs and expenses of the Agent incurred defending itself against any claim or liability in connection with its performances hereunder and the costs of recovery of amounts pursuant to this Section 2.4(e)(iv), except for those arising out of the willful misconduct or gross negligence of the Agent. Agent shall be deemed a third party beneficiary of this Agreement with respect to Section 2.4(e)(iv)."

     2. This Amendment No. 1 embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all other agreements and understandings related to such subject matter.

     3. This Amendment No. 1 may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by mutual written consent of each of the parties hereto.

     4. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     5. The invalidity or unenforceability of any provision of this Amendment No. 1 shall not affect the validity or enforceability of any other provision hereof.

     6. Except to the extent specifically and expressly amended hereby, the terms and conditions of the Merger Agreement shall be unaffected hereby and shall continue in full force and effect.

Executed as of the date first set forth above.


                                    BUYER

                                    fonix corporation



                                    By:   /s/ Thomas A. Murdock
                                       ---------------------------------
                                         Name:
                                         Title:



                                    MERGER SUB

                                    ASI ACQUISITION CORPORATION



                                    By:    /s/ Thomas A. Murdock
                                       ---------------------------------
                                         Name:
                                         Title:



                                    TARGET

                                    ARTICULATE SYSTEMS, INC.



                                    By:    /s/ Ivan Mimica
                                       ----------------------------------
                                         Name:
                                         Title:

                                  EXHIBIT "A"
                                      TO
                           CERTIFICATE OF AMENDMENT

                   Amendment to Certificate of Incorporation


Article FOURTH of the Certificate of Incorporation of fonix Corporation is hereby amended in its entirety so that, as amended, said FOURTH Article shall read as follows:

"FOURTH: The total number of shares of stock which the Company shall have authority to issue is ONE HUNDRED FIFTY MILLION (150,000,000) shares of Common Stock and TWENTY MILLION (20,000,000) shares of Preferred Stock. All shares of stock authorized hereunder shall have a par value of 1/100th of one cent ($.0001) per share.

     A.   Common Stock.  The Common Stock shall be of two classes, each without
          ------------
cumulative voting rights and without any preemptive rights, which classes shall be designated as Class A Common Stock and Class B Common Stock.

          1.   Dividend and Other Rights of Common Stock.
               -----------------------------------------

               a.   Ratable Treatment.  Except as specifically otherwise
                    -----------------
provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The Company shall not subdivide or combine any shares of Common Stock, or pay any dividend or retire any share or make any other distribution on any share of Common Stock or accord any other payment, benefit or preference to any share of Common Stock, except by extending such subdivision, combination, distribution, payment, benefit or preference equally to all shares of Common Stock. If dividends are declared which are payable in shares of Common Stock, such dividends shall be payable in shares of Class A Common Stock to holders of Class A Common Stock and in shares of Class B Common Stock to holders of Class B Common Stock.

               b.   Dividends.  Subject to the rights of the holders of
                    ---------
Preferred Stock, the holders of Common Stock shall be entitled to dividends out of funds legally available therefor, when declared by the Board of Directors in respect of Common Stock, and, upon any liquidation of the Company, to share ratably in the assets of the Company available for distribution to the holders of Common Stock.

          2.   Voting Rights of Common Stock.
               -----------------------------

               a.   Class A Common Stock.  Except as otherwise provided by law,
                    --------------------
the holders of Class A Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Company for vote, consent or approval, and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder.

               b.   Class B Common Stock. Except as otherwise provided by law,
                    --------------------
the holders of Class B Common Stock shall have no right to vote on any matter submitted to stockholders of the Company for vote, consent or approval, and the Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters.

          3.   Redemption.
               ----------

               a.   Class A Common Stock.  Except as otherwise provided by law,
                    ---------------------
the Company shall have no right or obligation to redeem the Class A Common
Stock.

               b.   Class B Common Stock.  At any time after September 2, 2003,
                    --------------------
the Company shall have the right, exercisable at any time, to redeem from funds legally available therefor all or any portion of the then outstanding shares of Class B Common Stock at a per share price equal to the Redemption Price (as herein defined); provided that such redemption is made on a pro rata basis with respect to all holders of Class B Common Stock. Any redemption of the Class B Common Stock shall be effected by the delivery of a notice to each holder of Class B Common Stock, which notice shall indicate the number of shares of Class B Common Stock of each holder to be redeemed and the date that such redemption is to be effected, which shall be the date (the "Redemption Date") which is five
(5) business days after the date such notice is delivered. All redeemed shares of Class B Common Stock shall cease to be outstanding and shall have the status of authorized but undesignated stock, but may not be reissued as Class B Common Stock. The entire Redemption Price payable to any holder shall be paid in cash by the Redemption Date.

               c.   Definitions.
                    -----------

                    (i) "Redemption Price" shall be (i) during the period between September 2, 2003 and that date sixty (60) days thereafter, two and 75/100 dollars ($2.75) per share of Class B Common Stock redeemed, and (ii) at any time after the sixty-first (61/st/) day following September 2, 2003, the Fair Market Value (as defined herein) of the Class A Common Stock on the Redemption Date.

                    (ii) "Fair Market Value" shall mean, on any particular date
(a) the closing bid price per share of the Class A Common Stock on the last trading day immediately prior to such date on the Nasdaq SmallCap Market or other principal stock exchange or quotation system on which the Class A Common Stock is then listed or quoted or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Class A Common Stock is not listed then on the Nasdaq SmallCap Market or any stock exchange or quotation system, the closing bid price for a share of Class A Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Class A Common Stock is not then reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Class A Common Stock is not then publicly traded the fair market value of a share of Class A Common Stock as determined by an appraiser selected in good faith by the Company.

     B.   Preferred Stock.  The Preferred Stock shall be issued from time to
          ---------------
time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares as are from time to time adopted by the Board of Directors. In such resolution or resolutions providing for the issuance of shares of each particular series of Preferred Stock, the Board of Directors is expressly authorized, without further vote or action of the stockholders of the Company and to the fullest extent allowed under Delaware law, to fix the rights, preferences, privileges, and restrictions of such series of Preferred Stock, including the annual rate or rates of dividends for the particular series and whether such dividends shall be cumulative or noncumulative; the redemption price or prices for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Company or any other corporation, with any provisions for the subsequent adjustment of such conversion rights; the voting rights; anti-dilution rights; terms of redemption (including sinking fund provisions); the number of shares constituting any series, and the designation of such series; and to classify or reclassify any unissued Preferred Stock by fixing or altering from time to time any of the foregoing rights, privileges and qualifications. If pursuant to this Article FOURTH, the Company's Board of Directors shall authorize the issuance of any class or series of Preferred Stock, (i) such class or series of Preferred Stock may be granted the right to elect one or more of the Company's directors, as the Board of Directors shall prescribe, and said directors shall have voting rights identical to the other directors of the Company and shall serve until such time as their successors are elected or until the class or series of Preferred Stock entitled to elect them shall cease to be outstanding; and (ii) such class or series of Preferred Stock may be granted preemptive rights to acquire additional issues of such Preferred Stock or any other class or series of stock issued by the Company."